                                                                    EXHIBIT 99.1



                         NORTHWEST PIPELINE CORPORATION
                          YEAR ENDED DECEMBER 31, 2002


I. MANAGEMENT'S NARRATIVE ANALYSIS OF THE RESULTS OF OPERATIONS

                                     GENERAL

         The following discussion and analysis of results of operations, financial condition and liquidity should be read in conjunction with the financial statements and notes thereto included within Section II.

                          CRITICAL ACCOUNTING POLICIES

REGULATORY ACCOUNTING

         Northwest Pipeline Corporation ("Pipeline") is regulated by the Federal Energy Regulatory Commission ("FERC"). Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," provides that rate-regulated public utilities account for and report regulatory assets and liabilities consistent with the economic effect of the way in which regulators establish rates if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it reasonable to assume that such rates can be charged and collected. Accounting for businesses that are regulated and apply the provisions of SFAS No. 71 can differ from the accounting requirements for non-regulated businesses. Transactions that are recorded differently as a result of regulatory accounting requirements include the capitalization of an equity return component on regulated capital projects, employee related benefits, and other costs and taxes included in, or expected to be included in, future rates. As a rate-regulated entity, Pipeline management has determined that it is appropriate to apply the accounting prescribed by SFAS No. 71 and, accordingly, the accompanying financial statements include the effects of the types of transactions described above that result from regulatory accounting requirements.

REVENUE SUBJECT TO REFUND

         FERC regulations promulgate policies and procedures, which govern a process to establish the rates that Pipeline is permitted to charge customers for natural gas services, including the transportation and storage of natural gas. Key determinants in the ratemaking process are (i) volume throughput assumptions, (ii) costs of providing service, including depreciation expense and
(iii) allowed rate of return, including the equity component of a pipeline's capital structure and related income taxes.

         As a result of the ratemaking process, certain revenues collected by Pipeline may be subject to possible refunds upon final orders in pending rate proceedings with the FERC. Pipeline records estimates of rate refund liabilities considering Pipeline and other third-party regulatory proceedings, advice of counsel and estimated total exposure, as discounted and risk weighted, as well as collection and other risks. At December 31, 2002, Pipeline has no pending regulatory proceedings and no potential rate refunds.

CONTINGENT LIABILITIES

         Pipeline establishes reserves for estimated loss contingencies when it is management's assessment that a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are reflected in income in the period in which different facts or information become known or circumstances change that affect the previous assumptions with respect to the likelihood or amount of loss. Reserves for contingent liabilities are based upon management's assumptions and estimates, advice of legal counsel or other third parties regarding the probable outcomes of the matter. Should the outcome differ from the assumptions and estimates, revisions to the estimated reserves for contingent liabilities would be required.

IMPAIRMENT OF LONG-LIVED ASSETS

         Pipeline evaluates long-lived assets for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. When such a determination has been made, management's estimate of undiscounted future cash flows attributable to the assets is compared to the carrying value of the assets to determine whether an impairment has occurred. If an impairment of the carrying value has occurred, the amount of the impairment recognized in the financial statements is determined by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.

         Judgments and assumptions are inherent in management's estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset's fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.

                              RESULTS OF OPERATIONS

RECENT EVENTS

         As a result of credit issues facing The Williams Companies, Inc. ("Williams") and the assumption of payment obligations and performance on guarantees associated with Williams Communications Group, Inc. ("WCG"), a former affiliate of Williams, Williams announced plans during the first quarter of 2002 to strengthen its balance sheet and support retention of its investment grade ratings. The plan included reducing capital expenditures during the balance of 2002, future sales of assets to generate proceeds to be used to reduce outstanding debt and the lowering of expenses, in part through an enhanced-benefit early retirement program which concluded during the second quarter.

         During the second quarter, Williams experienced liquidity issues, the effect of which limited Williams Energy Marketing & Trading's ("WEM&T") ability to manage market risk and exercise hedging strategies as market liquidity deteriorated. During May 2002, major rating agencies lowered their credit ratings on Williams' unsecured long-term debt; however, the ratings remained investment grade for the balance of the quarter.

         Williams experienced a substantial net loss for the second quarter. In addition, the Williams board of directors reduced the Williams common stock dividend for the third quarter from the prior level of 20 cents per share to 1 cent per share. The major rating agencies downgraded Williams' unsecured long-term debt credit ratings to below investment grade reflecting the uncertainty associated with Williams' energy trading business, short-term cash requirements facing Williams and the increased level of debt Williams had incurred to meet the WCG payment obligations and guarantees. Concurrent with these events, Williams was unable to complete a renewal of its unsecured short-term bank facility, which expired on July 24, 2002. Subsequently, Williams did obtain two secured facilities totaling $1.3 billion and amended its existing credit agreement, which expires in July 2005, to make it secured. These facilities include pledges of certain assets and contain financial ratios and other covenants that must be maintained. If such provisions of the agreements are not maintained, then amounts outstanding can become due and payable immediately. In addition, Williams sold assets during 2002 and is pursuing the sale of other assets to enhance liquidity. Substantially all of the remaining sales are anticipated to close during the balance of 2003.

         As part of the effort to reduce future operating expenses, certain employee positions are being eliminated through organizational changes. In the second quarter of 2002, Pipeline accrued $3.9 million of pension benefits expense associated with an enhanced-benefit early retirement option offered to certain Williams employee groups. In the third and fourth quarter, Pipeline accrued $0.5 million of severance costs applicable to employees whose positions have been eliminated.

         The energy trading sector has experienced deteriorating conditions because of credit and regulatory concerns, and these have significantly reduced WEM&T's ability to attract new business. For 2002, Williams experienced substantial net losses due to the segment losses incurred by WEM&T. Williams has announced its intention to further reduce its commitment and exposure to its energy marketing and risk management business. This reduction could be realized by entering into a joint venture arrangement with a third party or a sale of a portion or all of the marketing and trading portfolio.

WEM&T, as well as several unaffiliated energy trading companies, are Pipeline customers. Pipeline cannot predict at this time to what extent business may be impacted by the deteriorating conditions in the energy trading sector, however, generally such companies have continued to perform their contractual commitments to Pipeline.

         At December 31, 2002, Williams has maturing notes payable and long-term debt totaling approximately $3.8 billion (which includes certain contractual fees associated with the underlying debt) through the first quarter of 2004. Williams has indicated that available liquidity to meet these requirements and fund a reduced level of capital expenditures will be dependent on several items, including the cash flows of retained businesses, the amount of proceeds raised from the sale of assets and the price of natural gas. Future cash flows from operations may also be affected by the timing and nature of the sale of assets. Because of recent asset sales, anticipated asset sales in the future and available secured credit facilities, Williams has indicated that it currently believes that it has the financial resources and liquidity to meet future cash requirements through the first quarter of 2004.

         On February 20, 2003, Pipeline announced that it is planning an offering of $150 million of senior notes due 2010 to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933. Pipeline intends to use the proceeds for general corporate purposes, including the funding of capital expenditures.

ANALYSIS OF FINANCIAL RESULTS

         This analysis discusses financial results of Pipeline's operations for the years 2000 through 2002. Variances due to changes in price and volume have little impact on revenues, because under Pipeline's rate design methodology, the majority of overall cost of service is recovered through firm capacity reservation charges in its transportation rates.

2002 COMPARED TO 2001

         Operating revenues increased $12.4 million, or 4 percent, due primarily to facility charge revenues of $3.6 million from incremental projects put into service during 2002, new reservation charges of approximately $1.5 million and higher short term firm transportation revenues of $6.4 million, partially offset by a $1.6 million decrease in tracked fuel costs and Gas Research Institute charges billed to customers.

         Pipeline's transportation service accounted for 91 percent and 93 percent of operating revenues for the years ended December 31, 2002 and 2001, respectively. Additionally, 3 percent of operating revenues represented gas storage service in each of the years ended December 31, 2002 and 2001. Other revenues related to our transportation services represented 3 percent and 2 percent of operating revenues for the years ended December 31, 2002 and 2001, respectively.

         Operating expenses increased $3.2 million, or 2 percent, due primarily to a $6.6 million increase in retirement plan expenses, including $3.9 million related to an enhanced-benefit early retirement option offered to certain Williams employee groups, higher allocated general and administrative costs from Williams resulting from the consolidation of several Pipeline administrative functions into Williams, and a $1.1 million charge for an abandoned project. These increases were partially offset by the decrease in tracked fuel costs and Gas Research Institute charges collectible from customers, a $1.2 million reduction in employee benefit costs and $3.8 million lower labor and other employee related costs resulting primarily from recent staff reductions in connection with the early retirement option and organizational changes across Williams. The increased level of capital spending compared to 2001, which has resulted in a greater percentage of employee labor and expenses being dedicated to capital projects, including the expansion projects discussed below, has also contributed to the decrease in operating expenses during 2002.

         Operating income increased $9.2 million, or 7 percent, due to the higher revenues discussed above, partially offset by the higher operating expenses.

         Other income (net) increased $8.1 million primarily due to reduced charitable contribution commitments reflecting Pipeline's desire to reduce non-income producing related expenses.

         Other interest charges decreased $2.6 million resulting from the RP95-409 rate case settlement refund paid to customers in August 2001.

         Allowance for borrowed funds used during construction increased $2.2 million as a result of the increase in expenditures for capital projects, including expansion projects.

2001 COMPARED TO 2000

         Operating revenues decreased $11.2 million, or 4 percent, due primarily to the recognition in 2000 of a $10.2 million surcharge resulting from a favorable FERC decision on return on equity related to the 1993 rate case.

         Pipeline's transportation service accounted for 93 percent and 94 percent of operating revenues for the years ended December 31, 2001 and 2000, respectively. Additionally, 3 percent of operating revenues represented gas storage service in each of the years ended December 31, 2001 and 2000.

         Operating expenses increased $3.3 million, or 2 percent, due primarily to higher depreciation in 2001 and the receipt in 2000 of $2.1 million in environmental liability insurance settlements, partially offset by decreased rental expense reflected in general and administrative expense.

         Operating income decreased $14.4 million, or 10 percent, due to reasons identified above.

         Other income decreased $8.4 million primarily resulting from the recognition in 2000 of $7.0 million of interest on the 1993 rate case surcharge revenues discussed above in operating revenues and higher charitable contributions in 2001.

         Other interest expense decreased $1.0 million due primarily to the payment of the 1995 rate case refund in August of 2001.

EFFECT OF INFLATION

         Pipeline generally has experienced increased costs in recent years due to the effect of inflation on the cost of labor, materials and supplies, and property, plant and equipment. A portion of the increased labor and materials and supplies cost can directly affect income through increased operating and maintenance costs. The cumulative impact of inflation over a number of years has resulted in increased costs for current replacement of productive facilities. The majority of Pipeline's property, plant and equipment and materials and supplies is subject to rate-making treatment, and under current FERC practices, recovery is limited to historical costs. While amounts in excess of historical cost are not recoverable under current FERC practices, Pipeline believes it will be allowed to recover and earn a return based on the increased actual costs incurred when existing facilities are replaced. Cost-based regulation along with competition and other market factors limit Pipeline's ability to price services or products to ensure recovery of inflation's effect on costs.


                         CAPITAL RESOURCES AND LIQUIDITY

METHOD OF FINANCING

         Pipeline funds its capital requirements with cash flows from operating activities, by accessing capital markets, by repayments of funds advanced to Williams Gas Pipeline Company LLC ("WGP"), by borrowings under the Credit Agreement and, if required, advances from WGP. Historically, Pipeline also funded its capital requirements through a sale of receivables program. In July 2002, Pipeline's sale of receivables program expired and was not renewed due to Pipeline's credit ratings from the major rating agencies having been reduced below investment grade.

        On February 20, 2003, Pipeline announced that it is planning an offering of $150 million of senior notes due 2010 to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933. Pipeline intends to use the proceeds for general corporate purposes, including the funding of capital expenditures.

        Williams and certain of its subsidiaries, including Pipeline, are parties to a $700 million credit agreement ("Credit Agreement"), under which Pipeline can borrow up to $400 million to the extent the funds available under the Credit Agreement have not been borrowed by Williams or other subsidiaries. The Credit Agreement expires in July 2005. Interest rates vary with current market conditions based on the base rate of Citibank N.A., federal funds rate or the London Interbank Offered Rate ("LIBOR"). The Credit Agreement contains restrictions, which limit, under certain circumstances, the issuance of additional debt, the attachment of liens on any assets and any change of ownership of Pipeline. As Williams completes certain asset sales, the commitments from participating banks in the Credit Agreement will be reduced to $400 million, and with further asset sales could be reduced below that amount, but Pipeline will continue to have borrowing capacity up to the lesser of $400 million or the amount that Williams would be able to borrow to the extent the funds available under the Credit Agreement have not been borrowed by Williams or other participating subsidiaries or that otherwise would be required to remain available to Williams. At December 31, 2002, the commitment from participating banks had been reduced to $463 million, the borrowing capacity available to Pipeline was $400 million, and Pipeline had no outstanding borrowings under this agreement. Pipeline's assets have not been pledged to secure any indebtedness of Williams or its other affiliates, either under the Credit Agreement or pursuant to any other credit facility of Williams and its other affiliates.

        As a participant in Williams' cash management program, Pipeline makes advances to and receives advances from Williams through Pipeline's parent company, WGP. At December 31, 2002, the advances due Pipeline by WGP totaled $17.3 million. The advances are represented by demand notes. The interest rate on intercompany demand notes is the LIBOR on the first day of the month plus an applicable margin based on Pipeline's current Standard and Poor's credit rating. Due to recent asset sales, anticipated asset sales in the future and recently negotiated secured borrowing facilities, Williams has indicated that it currently believes that it will continue to have the financial resources and liquidity to repay these advances made by Pipeline.

        In the event that Williams' financial condition does not improve or becomes worse, or if it fails to realize sufficient proceeds from the remaining planned asset sales, it may have to consider other options including the possibility of seeking protection in a bankruptcy proceeding. Pipeline cannot predict with certainty what impact such action, if it were to occur, would have on it. Under the equitable doctrine of substantive consolidation, a bankruptcy court may consolidate and pool the assets and liabilities of a subsidiary with those of its parent. Pipeline cannot provide assurance that Williams, WGP or their creditors would not attempt to advance substantive consolidation claims in the event of a Williams bankruptcy proceeding or, if advanced, how a bankruptcy court would resolve the issue. If a bankruptcy court were to allow the substantive consolidation of Pipeline's assets and liabilities in the context of a bankruptcy filing, Pipeline's financial condition, operations and ability to meet its obligations would be materially adversely affected.

NOTICE OF PROPOSED RULEMAKING (DOCKET NO. RM02-14-000) On August 1, 2002, the FERC issued a NOPR that proposes restrictions on various types of cash management programs employed by companies in the energy industry such as Williams and its subsidiaries, including Pipeline. In addition to stricter guidelines regarding the accounting for and documentation of cash management or cash pooling programs, the FERC proposal, if made final, would preclude public utilities, natural gas companies and oil pipeline companies from participating in such programs unless the parent company and its FERC-regulated affiliate maintain investment-grade credit ratings and the FERC-regulated affiliate maintains stockholder's equity of at least 30 percent of total capitalization. Williams' and Pipeline's current credit ratings are not investment grade. Pipeline participated in comments filed in this proceeding on August 28, 2002 by the Interstate Natural Gas Association of America. On September 25, 2002, the FERC convened a technical conference to discuss issues raised in the comments filed by parties in this proceeding.

        Through July 2002, Pipeline, through a wholly-owned bankruptcy remote subsidiary, sold certain trade accounts receivable to a special-purpose entity ("SPE") in a securitization structure requiring annual renewal. Pipeline acted as the servicing agent for the sold receivables. The sale of receivables program expired on July 25, 2002, and on July 26, 2002, Pipeline completed the repurchase of $15 million of trade accounts receivable previously sold. For 2002, cash inflows from the SPE were approximately $112 million. The sales of these receivables resulted in a net charge to results of operations of approximately $.2 million and $.7 million in 2002 and 2001, respectively.

CREDIT RATINGS

        Pipeline has no guarantees of off-balance sheet debt to third parties and maintains no debt obligations that contain provisions requiring accelerated payment of the related obligations in the event of specified levels of declines in Williams' or Pipeline's credit ratings given by Moody's Investor's Service, Standard and Poor's and Fitch Ratings (rating agencies).

        During 2002, the rating agencies reduced Pipeline's credit ratings on its senior unsecured long-term debt, as follows:

         Moody's Investor's Service............................................. Baa1 to B3
         Standard and Poor's.................................................... BBB+ to B+
         Fitch Ratings.......................................................... BBB+ to BB-

        Currently, Moody's Investor's Service and Standard and Poor's have Pipeline's credit ratings on "negative outlook" and "negative watch", respectively. The rating agencies have reduced Pipeline's credit ratings due to concerns about the sufficiency of Williams' operating cash flow in relation to its debt as well as the adequacy of Williams' liquidity. The ratings remain under review pending the execution of Williams' plan to strengthen its financial position. With the reduced credit ratings, Pipeline expects interest rates on future financings will be higher than they otherwise would have been.

CAPITAL EXPENDITURES

        Pipeline's expenditures for property, plant and equipment additions were $181.8 million, $94.9 million and $47.9 million for 2002, 2001 and 2000, respectively. Pipeline anticipates 2003 capital expenditures will total approximately $330 million, of which approximately $63 million will be for maintenance capital expenditures and other non-expansion related items.

EXPANSION PROJECTS

ROCKIES EXPANSION PROJECT On August 29, 2001, Pipeline filed an application with the FERC to construct and operate an expansion of its pipeline system designed to provide an additional 175,000 dekatherms ("Dth") per day of capacity to its transmission system in Wyoming and Idaho in order to reduce reliance on displacement capacity. The Rockies Expansion Project includes the installation of 91 miles of pipeline loop and the upgrading or modification of six compressor stations for a total increase of 26,057 horsepower. Pipeline reached a settlement agreement with the majority of its firm shippers to support roll-in of the expansion costs into its existing rates. The FERC issued a certificate in September 2002 approving the project. Pipeline filed an application with the FERC in February 2003 to amend the certificate to reflect minor facility scope changes. Construction is scheduled to start by May 2003, with a targeted in-service date of November 1, 2003. The current estimated cost of the expansion project is approximately $140 million, of which approximately $16 million may be offset by settlement funds anticipated to be received from a former customer in connection with a contract restructuring.

EVERGREEN EXPANSION PROJECT On October 3, 2001, Pipeline filed an application with the FERC to construct and operate an expansion of its pipeline system designed to provide 276,625 Dth per day of firm transportation service from Sumas, Washington to Chehalis, Washington to serve new power generation demand in western Washington. The Evergreen Expansion Project includes installing 28 miles of pipeline loop, upgrading, replacing or modifying five compressor stations and adding a net total of 64,160 horsepower of compression. The FERC issued a certificate on June 27, 2002 approving the expansion and the incremental rates to be charged to our expansion customers. Pipeline started construction in October 2002 with completion targeted for October 1, 2003. Pipeline filed an application with the FERC in January 2003 to amend the certificate to reflect minor facility scope and schedule changes. The estimated cost of the expansion project is approximately $198 million. The Evergreen Expansion customers have agreed to pay for the cost of service of this expansion on an incremental basis. This expansion is based on 15 and 25 year contracts and is expected to provide approximately $42 million of operating revenues in its first twelve months of operations.

COLUMBIA GORGE EXPANSION PROJECT Pipeline's October 3, 2001 application with respect to the Evergreen Expansion Project, which was approved by the FERC on June 27, 2002, also requested approvals to construct and operate an expansion of its pipeline system designed to replace 56,000 Dth per day of northflow design displacement capacity from Stanfield, Oregon to Washougal, Washington. The Columbia Gorge Project includes upgrading, replacing or modifying five existing compressor stations and adding a net total of 24,030 horsepower of compression. Pipeline reached a settlement with the majority of its firm shippers to support roll-in of 84 percent of the expansion costs into the existing rates with the remainder to be allocated to the incremental Evergreen Expansion customers. Pipeline's January 2003 application to amend the certificate also reflected minor facility scope changes for the Columbia Gorge Expansion Project. Pipeline plans to start construction by May 2003, with a targeted in-service date of November 1, 2003. The estimated cost of the expansion project is approximately $43 million.

GRAYS HARBOR LATERAL PROJECT On November 1, 2002, Pipeline placed in service the Grays Harbor Lateral project. This lateral pipeline is designed to provide 161,500 Dth per day of firm transportation capacity to serve a new power generation plant in the state of Washington. The Grays Harbor Lateral project was requested by one of Pipeline's customers and included installation of 49 miles of 20-inch pipeline, the addition of 4,700 horsepower at an existing compressor station, and a new meter station. The cost of the lateral project was approximately $92 million. The customer has suspended construction of the contemplated new power generation plant but that does not affect its obligation to pay for the cost of service of the lateral pipeline on an incremental rate basis. The Grays Harbor Lateral project is based on a 30-year contract and is expected to generate approximately $22 million of operating revenues in its first twelve months of operation.

OTHER

CONTRACTUAL OBLIGATIONS

      The table below summarizes some of the more significant contractual obligations and commitments by period (in millions of dollars).


                                                                                      Total
                            Long-Term         Operating           Capital          Contractual
Period                         Debt             Leases          Commitments        Obligations
------                      ---------         ---------         -----------        -----------

2003                         $  7.5            $  4.4             $324.6             $336.5
2004                            7.5               6.0               30.2               43.7
2005                            7.5               7.0                 --               14.5
2006                            7.5               6.0                 --               13.5
2007                          252.9               6.1                 --              259.0
After 2007                     85.0              12.1                 --               97.1
                             ------            ------             ------             ------
Total                        $367.9            $ 41.6             $354.8             $764.3
                             ======            ======             ======             ======

REGULATORY AND LEGAL PROCEEDINGS

         Reference is made to Note 2 of the Notes to Financial Statements for information about regulatory, judicial and business developments, which cause operating and financial uncertainties.

CONCLUSION

         Although no assurances can be given, Pipeline currently believes that the aggregate of cash flows from operating activities, the planned issuance of at least $150 million of senior notes in the first quarter of 2003, supplemented, when necessary, by repayments of funds advanced to WGP, advances or capital contributions from Williams and borrowings under the Credit Agreement will provide Pipeline with sufficient liquidity to meet its capital requirements. When necessary, Pipeline also expects to access public and private markets on terms commensurate with its current credit ratings to finance its capital requirements.

ITEM 7A.  QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

         Pipeline's interest rate risk exposure is limited to its long-term debt. All interest rates on long-term debt are fixed in nature.

         The following tables provide information as of December 31, 2002 and 2001, about Pipeline's long-term debt, including current maturities. The table presents principal cash flows (at face value) and weighted average interest rates by expected maturity dates.


                                December 31, 2002
                              (Millions of Dollars)

                                  2003      2004     2005      2006        2007       Thereafter      Total     Fair Value
                                  ----      ----     ----      ----        ----       ----------      -----     ----------

Long-term debt,
including current portion:

     Fixed rate                  $ 7.5     $ 7.5    $ 7.5     $ 7.5      $252.9         $ 85.0       $367.9       $328.2
     Interest rate                 6.9%      6.9%     6.8%      6.8%        6.8%           7.1%


                                December 31, 2001
                              (Millions of Dollars)

                                  2002     2003     2004      2005      2006      Thereafter      Total     Fair Value
                                  ----     ----     ----      ----      ----      ----------      -----     ----------

Long-term debt,
including current portion:

     Fixed rate                 $  --     $ 7.5    $ 7.5     $ 7.5     $7.5        $337.9        $367.9       $368.7
     Interest rate                7.0%     6.9%     6.9%      6.8%      6.8%          7.1%

II. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                         REPORT OF INDEPENDENT AUDITORS




The Board of Directors
Northwest Pipeline Corporation


           We have audited the accompanying balance sheet of Northwest Pipeline Corporation as of December 31, 2002 and 2001, and the related statements of income, cash flows, and common stockholder's equity for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northwest Pipeline Corporation at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.




                                            /s/ ERNST & YOUNG LLP

Houston, Texas
February 21, 2003

                         NORTHWEST PIPELINE CORPORATION

                               STATEMENT OF INCOME

                             (Thousands of Dollars)


                                                                 Years Ended December 31,
                                                     ---------------------------------------------

                                                        2002              2001              2000
                                                     ---------         ---------         ---------

OPERATING REVENUES                                   $ 297,591         $ 285,171         $ 296,361
                                                     ---------         ---------         ---------

OPERATING EXPENSES:
   General and administrative....................       49,338            40,657            39,912
   Operation and maintenance.....................       32,279            37,000            36,666
   Depreciation..................................       58,988            58,654            56,558
   Taxes, other than income taxes................       12,352            13,441            13,363
                                                     ---------         ---------         ---------

                                                       152,957           149,752           146,499
                                                     ---------         ---------         ---------

      Operating income...........................      144,634           135,419           149,862
                                                     ---------         ---------         ---------

OTHER INCOME - net...............................       10,374             2,278            10,656
                                                     ---------         ---------         ---------

INTEREST CHARGES:
   Interest on long-term debt....................       25,577            25,670            25,914
   Other interest................................        2,688             5,302             6,273
   Allowance for borrowed funds used
      during construction........................       (2,638)             (448)             (273)
                                                     ---------         ---------         ---------

                                                        25,627            30,524            31,914
                                                     ---------         ---------         ---------

INCOME BEFORE INCOME TAXES.......................      129,381           107,173           128,604

PROVISION FOR INCOME TAXES.......................       48,750            40,132            48,862
                                                     ---------         ---------         ---------

NET INCOME.......................................    $  80,631         $  67,041         $  79,742
                                                     =========         =========         =========

CASH DIVIDENDS ON COMMON STOCK...................    $      --         $  20,000         $  80,000
                                                     =========         =========         =========



See accompanying notes.

                         NORTHWEST PIPELINE CORPORATION

                                  BALANCE SHEET

                             (Thousands of Dollars)


                                                                                       December 31,
                                                                              ----------------------------

                                                                                  2002              2001
                                                                              ----------        ----------

    ASSETS

CURRENT ASSETS:
    Cash and cash equivalents ........................................        $      207        $      443
    Advances to affiliates ...........................................            17,282            72,073
    Accounts receivable -
       Trade, less reserves of $486 for 2002 and $138 for 2001 .......            30,031            12,497
       Affiliated companies ..........................................               775             5,407
    Materials and supplies ...........................................            10,510            11,009
    Exchange gas due from others .....................................             1,995             2,236
    Deferred income taxes ............................................             2,768             3,810
    Excess system gas ................................................            14,016            13,000
    Prepayments and other ............................................             1,334             1,697
                                                                              ----------        ----------

         Total current assets                                                     78,918           122,172
                                                                              ----------        ----------

PROPERTY, PLANT AND EQUIPMENT, at cost ...............................         1,937,096         1,775,222
    Less - Accumulated depreciation ..................................           842,355           807,579
                                                                              ----------        ----------

         Total property, plant and equipment                                   1,094,741           967,643
                                                                              ----------        ----------

OTHER ASSETS:
    Deferred charges .................................................            49,190            53,929
                                                                              ----------        ----------

         Total assets                                                         $1,222,849        $1,143,744
                                                                              ==========        ==========




See accompanying notes.

                         NORTHWEST PIPELINE CORPORATION

                                  BALANCE SHEET

                             (Thousands of Dollars)


                                                                                    December 31,
                                                                         -------------------------------
                                                                              2002               2001
                                                                         -----------         -----------

     LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
    Accounts payable -
       Trade ....................................................        $    20,502         $    15,624
       Affiliated companies .....................................              7,547              30,396
    Accrued liabilities -
       Income taxes due to affiliate ............................             12,138               9,094
       Taxes, other than income taxes ...........................              2,932               2,509
       Interest .................................................              3,117               3,123
       Employee costs ...........................................              8,075               8,549
       Exchange gas due to others ...............................             16,010              15,236
       Other ....................................................                877                 933
     Current maturities of long-term debt .......................              7,500                  --
                                                                         -----------         -----------

         Total current liabilities                                            78,698              85,464
                                                                         -----------         -----------

LONG-TERM DEBT, LESS CURRENT MATURITIES .........................            360,023             367,503

DEFERRED INCOME TAXES ...........................................            164,818             153,801

DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES ...............             25,471              20,554

CONTINGENT LIABILITIES AND COMMITMENTS ..........................

COMMON STOCKHOLDER'S EQUITY:
     Common stock, par value $1 per share; authorized
       and outstanding, 1,000 shares ............................                  1                   1
     Additional paid-in capital .................................            262,844             262,844
     Retained earnings ..........................................            334,208             253,577
     Accumulated other comprehensive loss .......................             (3,214)                 --
                                                                         -----------         -----------

         Total common stockholder's equity                                   593,839             516,422
                                                                         -----------         -----------

         Total liabilities and stockholder's equity                      $ 1,222,849         $ 1,143,744
                                                                         ===========         ===========



See accompanying notes.

                         NORTHWEST PIPELINE CORPORATION

                             STATEMENT OF CASH FLOWS
                             (Thousands of Dollars)


                                                                                        Years Ended December 31,
                                                                              ---------------------------------------------
                                                                                 2002              2001              2000
                                                                              ---------         ---------         ---------

OPERATING ACTIVITIES:
   Net Income ........................................................        $  80,631         $  67,041         $  79,742
   Adjustments to reconcile to net cash provided by
     operating activities -
      Depreciation ...................................................           58,988            58,654            56,558
      Provision for deferred income taxes ............................           15,956             3,163            23,050
      Amortization of deferred charges and credits ...................              139             1,871             1,111
      Allowance for equity funds used during construction ............           (5,496)             (826)             (496)
      Reserve for doubtful accounts ..................................              348               138                --
      Changes in:
         Accounts receivable and exchange gas due from
           others ....................................................          (12,639)           23,469           (17,635)
         Materials and supplies ......................................              499              (211)              (64)
         Other current assets ........................................             (653)           (5,459)           (6,513)
         Deferred charges ............................................             (920)            7,705            (4,124)
         Accounts payable, income taxes due to
           affiliate and exchange gas due to others ..................           (2,940)          (19,234)           27,242
         Other accrued liabilities ...................................            2,931           (29,609)           (3,086)
         Other deferred credits ......................................             (359)             (653)             (213)
      Other ..........................................................                2              (143)               --
                                                                              ---------         ---------         ---------

   Net cash provided by operating activities .........................          136,487           105,906           155,572
                                                                              ---------         ---------         ---------

INVESTING ACTIVITIES:
   Property, plant and equipment -
      Capital expenditures ...........................................         (181,843)          (94,923)          (47,933)
      Proceeds from sales ............................................            4,586             3,155               988
      Changes in accounts payable ....................................          (14,257)           25,935            (2,372)
   Repayments from (Advances to) affiliates ..........................           54,791           (18,191)          (23,040)
                                                                              ---------         ---------         ---------

   Net cash used by investing activities .............................         (136,723)          (84,024)          (72,357)
                                                                              ---------         ---------         ---------

FINANCING ACTIVITIES:
   Principal payments on long-term debt ..............................               --            (3,329)           (1,667)
   Dividends paid ....................................................               --           (20,000)          (80,000)
                                                                              ---------         ---------         ---------

   Net cash used by financing activities .............................               --           (23,329)          (81,667)
                                                                              ---------         ---------         ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .................             (236)           (1,447)            1,548

CASH AND CASH EQUIVALENTS AT BEGINNING OF
YEAR..................................................................              443             1,890               342
                                                                              ---------         ---------         ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR .............................        $     207         $     443         $   1,890
                                                                              =========         =========         =========




See accompanying notes.

                         NORTHWEST PIPELINE CORPORATION

                    STATEMENT OF COMMON STOCKHOLDER'S EQUITY
                             (Thousands of Dollars)


                                                                                   Years Ended December 31,
                                                                         ---------------------------------------------

                                                                            2002              2001              2000
                                                                         ---------         ---------         ---------

   Common stock, par value $1 per share,
      authorized and outstanding, 1,000 shares ..................        $       1         $       1         $       1
                                                                         ---------         ---------         ---------

   Additional paid-in capital -
      Balance at beginning and end of period ....................          262,844           262,844           262,844
                                                                         ---------         ---------         ---------

   Retained earnings -
      Balance at beginning of period ............................          253,577           206,536           206,794
         Net income .............................................           80,631            67,041            79,742
         Cash dividends .........................................               --           (20,000)          (80,000)
                                                                         ---------         ---------         ---------

      Balance at end of period ..................................          334,208           253,577           206,536
                                                                         ---------         ---------         ---------

   Accumulated other comprehensive income -
      Balance at beginning of period ............................               --                --                --
         Minimum pension liability adjustment ...................           (3,214)               --                --
                                                                         ---------         ---------         ---------

      Balance at end of period ..................................           (3,214)               --                --
                                                                         ---------         ---------         ---------

         Total common stockholder's equity ......................        $ 593,839         $ 516,422         $ 469,381
                                                                         =========         =========         =========



See accompanying notes.

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

                 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CORPORATE STRUCTURE AND CONTROL

         Northwest Pipeline Corporation ("Pipeline") is a wholly-owned subsidiary of Williams Gas Pipeline Company LLC ("WGP"). WGP is a wholly-owned subsidiary of The Williams Companies, Inc. ("Williams").

NATURE OF OPERATIONS

         Pipeline owns and operates a pipeline system for the mainline transmission of natural gas. This system extends from the San Juan Basin in northwestern New Mexico and southwestern Colorado through Colorado, Utah, Wyoming, Idaho, Oregon and Washington to a point on the Canadian border near Sumas, Washington.

REGULATORY ACCOUNTING

         Pipeline is regulated by the Federal Energy Regulatory Commission ("FERC"). Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," provides that rate-regulated public utilities account for and report regulatory assets and liabilities consistent with the economic effect of the way in which regulators establish rates if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it reasonable to assume that such rates can be charged and collected. Accounting for businesses that are regulated and apply the provisions of SFAS No. 71 can differ from the accounting requirements for non-regulated businesses. Transactions that are recorded differently as a result of regulatory accounting requirements include the capitalization of an equity return component on regulated capital projects, employee related benefits, and other costs and taxes included in, or expected to be included in, future rates. As a rate-regulated entity, Pipeline management has determined that it is appropriate to apply the accounting prescribed by SFAS No. 71 and, accordingly, the accompanying financial statements include the effects of the types of transactions described above that result from regulatory accounting requirements.

BASIS OF PRESENTATION

         Pipeline's 1983 acquisition by Williams has been accounted for using the purchase method of accounting. Accordingly, an allocation of the purchase price was assigned to the assets and liabilities of Pipeline, based on their estimated fair values at the time of the acquisition. Williams has not pushed down the purchase price allocation (amounts in excess of original cost) of $89.2 million, as of December 31, 2002, to Pipeline as current FERC policy does not permit Pipeline to recover through its rates amounts in excess of original cost. The accompanying financial statements reflect Pipeline's original basis in its assets and liabilities.

ACCOUNTING ESTIMATES

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. On an ongoing basis, Pipeline evaluates its estimates, including those related to revenues subject to refund, bad debts, materials and supplies obsolescence, property, plant and equipment and other long-lived assets, income taxes, pensions and other postretirement benefits and contingent liabilities. Pipeline bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment ("plant"), consisting principally of natural gas transmission facilities, is recorded at original cost. Pipeline accounts for repair and maintenance costs under the

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

guidance of FERC regulations. The FERC identifies installation, construction and replacement costs that are to be capitalized. Routine maintenance, repairs and renewal costs are charged to income as incurred. Gains or losses from the ordinary sale or retirement of plant are charged or credited to accumulated depreciation.

         Depreciation is provided by the straight-line method for property, plant and equipment. The annual weighted average composite depreciation rate recorded for transmission and storage plant was 3.08 percent, 3.09 percent and
3.16 percent for 2002, 2001 and 2000, respectively, including an allowance for negative salvage.

ALLOWANCE FOR BORROWED AND EQUITY FUNDS USED DURING CONSTRUCTION

         Allowance for funds used during construction ("AFUDC") represents the estimated cost of borrowed and equity funds applicable to utility plant in process of construction and are included as a cost of property, plant and equipment because it constitutes an actual cost of construction under established regulatory practices. The FERC has prescribed a formula to be used in computing separate allowances for borrowed and equity AFUDC.

         The composite rate used to capitalize AFUDC was approximately 10.0 percent in 2002 and 9.9 percent in each of the years 2001 and 2000. Equity AFUDC of $5.5 million, $.8 million and $.5 million for 2002, 2001 and 2000, respectively, is reflected in other income.

ADVANCES TO AFFILIATES

         As a participant in Williams' cash management program, Pipeline makes advances to and receives advances from Williams through WGP. The advances are represented by demand notes. Advances are stated at the historical carrying amounts. Interest income is recognized when chargeable and collectibility is reasonably assured.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL RECEIVABLES

         Accounts receivable are stated at the historical carrying amount net of write-offs and allowance for doubtful accounts receivable. Due to its customer base, Pipeline has not historically experienced recurring credit losses in connection with its receivables. As a result, Pipeline establishes an allowance for doubtful accounts receivable when it believes the required payment of specific amounts owed is unlikely to occur. Uncollectible accounts receivable are written off when a settlement is reached for an amount that is less than the outstanding historical balance.

IMPAIRMENT OF LONG-LIVED ASSETS

         Pipeline evaluates long-lived assets for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. When such a determination has been made, management's estimate of undiscounted future cash flows attributable to the assets is compared to the carrying value of the assets to determine whether an impairment has occurred. If an impairment of the carrying value has occurred, the amount of the impairment recognized in the financial statements is determined by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.

INCOME TAXES

         Pipeline is included in Williams' consolidated federal income tax return. Pipeline's federal income tax provisions are computed as though separate tax returns are filed. Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of Pipeline's assets and liabilities.

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

DEFERRED CHARGES

         Pipeline amortizes deferred charges over varying periods consistent with the FERC approved accounting treatment for such deferred items. Unamortized debt expense, debt discount and losses on reacquired long-term debt are amortized by the bonds outstanding method over the related debt repayment periods.

CASH AND CASH EQUIVALENTS

         Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents are highly liquid investments with an original maturity of three months or less.

EXCHANGE GAS IMBALANCES

         In the course of providing transportation services to customers, Pipeline may receive different quantities of gas from shippers than the quantities delivered on behalf of those shippers. These transactions result in imbalances, which are typically settled through the receipt or delivery of gas in the future. Customer imbalances to be repaid or recovered in-kind are recorded as exchange gas due from others or due to others in the accompanying balance sheets. These imbalances are valued at the average of the spot market rates at the Canadian border and the Rocky Mountain market as published in "Inside FERC's Gas Market Report." Settlement of imbalances requires agreement between the pipelines and shippers as to allocations of volumes to specific transportation contracts and timing of delivery of gas based on operational conditions.

EXCESS SYSTEM GAS

         Pipeline's excess system gas is valued at the average of the spot market rates of the Canadian border and the Rocky Mountain market as published in "Inside FERC's Gas Market Report".

REVENUE RECOGNITION

         Revenues from the transportation of gas are recognized based on contractual terms and the related transported volumes. Pipeline is subject to FERC regulations and, accordingly, certain revenues collected may be subject to possible refunds upon final orders in pending rate cases. Pipeline records rate refund liabilities considering Pipeline and other third party regulatory proceedings, advice of counsel and estimated total exposure, as discounted and risk weighted, as well as collection and other risks.

ENVIRONMENTAL MATTERS

         Pipeline is subject to Federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit and potential for rate recovery. Pipeline believes that, with respect to any expenditures required to meet applicable standards and regulations, the FERC would grant the requisite rate relief so that, for the most part, such expenditures would be permitted to be recovered. Pipeline believes that compliance with applicable environmental requirements is not likely to have a material effect upon Pipeline's financial position.

INTEREST PAYMENTS

        Cash payments for interest were $22.9 million, $39.9 million and $25.7 million, net of $2.6 million, $0.4 million and $0.3 million of interest capitalized (allowance for borrowed funds used during construction) in 2002, 2001 and 2000, respectively.

EMPLOYEE STOCK BASED AWARDS

        Williams' employee stock-based awards are accounted for under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

Williams' fixed plan common stock options generally do not result in compensation expense, because the exercise price of the stock options equals the market price of the underlying stock on the date of grant. The plans are described more fully in Note 4. The following table illustrates the effect on net income if Pipeline had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation.

                                                                     Years Ended December 31,
                                                              -------------------------------------
                                                                2002           2001           2000
                                                              -------        -------        -------
                                                                     (Thousands of Dollars)

         Net income, as reported                              $80,631        $67,041        $79,742
                                                              -------        -------        -------
         Deduct:  Total stock-based employee
            compensation expense determined
            under fair value based method for all
            awards, net of tax                                    365            401          1,320
                                                              -------        -------        -------
         Pro forma net income                                 $80,266        $66,640        $78,422
                                                              =======        =======        =======

        Pro forma amounts for 2002 include compensation expense from Williams awards made in 2002 and 2001 and compensation expense from certain Williams awards made in 1999.

        Pro forma amounts for 2001 include compensation expense from certain Williams awards made in 1999 and compensation expense from Williams awards made in 2001.

        Pro forma amounts for 2000 include compensation expense from certain Williams awards made in 1999 and the total compensation expense from Williams awards made in 2000, as these awards fully vested in 2000 as a result of accelerated vesting provisions.

        The pro forma net income effects of applying SFAS 123 recognition of compensation expense provided for the periods shown above may not be representative of the effects on reported net income for future years.

        The fair value of each award was estimated using the Black-Scholes options pricing model. See Note 4 for the assumptions used in the calculation of fair value.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The Statement requires legal obligations associated with the retirement of long-loved assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived assert and allocated to expense over the useful life of the asset. Pipeline will adopt the new rules on asset retirement obligations on January 1, 2003. The impact of adoption is to be reported as a cumulative effect of change in accounting principle. Retirement obligations have not been estimated for assets with currently indeterminable lives including pipeline transmission assets and gas gathering systems accordingly, the impact of adopting the statement is not expected to have a material effect on Pipeline's financial position or results of operations.

        The FASB issued SFAS 144, "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS 144 supersedes SFAS 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 retains the accounting and reporting provisions of SFAS 121 for recognition and measurement of long-lived asset impairment and for the measurement of long-lived assets to be disposed of by sale and the accounting and reporting provisions of APB 30. In addition to these fundamental provisions, SFAS 144 provides guidance for determining whether long-lived assets should be tested for impairment and specific criteria for classifying assets to be disposed of as held for sale. The statement is effective for fiscal years beginning after December 15,

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

2001. Pipeline adopted the statement as of January 1, 2002. The adoption of this statement had no material effect on Pipeline's financial position or results of operations.

         In the second quarter of 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections." The rescission of SFAS No. 4 "Reporting Gains and Losses from Extinguishment of Debt," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements, " requires that gains and losses from extinguishment of debt only be classified as extraordinary items in the event that they meet the criteria of APB Opinion No. 30. SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," established accounting requirements for the effects of transition to the Motor Carriers Act of 1980 and is no longer required now that the transitions have been completed. Finally, the amendments to SFAS No. 13, "Accounting for Leases," require certain lease modifications that have economic effects, which are similar to sale-leaseback transactions, be accounted for as sale-leaseback transactions. The provisions of this Statement related to the rescission of SFAS No. 4 to be applied in fiscal years beginning after May 15, 2002, while the provisions related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of the Statement are effective for financial statements issued on or after May 15, 2002. There was no initial impact of SFAS No. 145 on Pipeline's results of operations and financial position.

        The FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under this Statement, a liability for a cost associated with an exit or disposal activity is recognized at fair value when the liability is incurred rather than at the date of an entity's commitment to an exit plan. The provisions of the Statement are effective for exit or disposal activities that are initiated after December 31, 2002; hence, initial adoption of this Statement on January 1, 2003, did not have any impact on Pipeline's results of operations or financial position.

         The FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which is effective for fiscal years ending after December 15, 2002. SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to permit two additional transition methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic method under APB 25, "Accounting for Stock Issued to Employees." The prospective method of transition under SFAS 123 is an option to the entities that adopt the recognition provisions under this statement in a fiscal year beginning before December 15, 2003. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements concerning the method of accounting used for stock-based employee compensation and the effects of that method on reported results of operations. Under SFAS 148, pro forma disclosures will be required in a specific tabular format in the "Summary of Significant Accounting Policies". Pipeline has adopted the disclosure requirements of this statement effective December 31, 2002. The adoption had no effect on Pipeline's consolidated financial position or results of operations. Pipeline continues to account for its stock-based compensation plans under APB
25. See "Employee Stock Based Awards".

        The FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others." This Interpretation requires the initial recognition at fair value of guarantees issued or modified after December 31, 2002, and expands the disclosure requirements for guarantees. Initial adoption of this Interpretation did not have any impact on Pipeline's results of operations or financial position. The expanded disclosure requirements have been incorporated in this annual report.

         The FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 requires companies with a variable interest in a variable interest entity to apply this guidance to that entity as of the beginning of the first interim period beginning after June 15, 2003 for existing interests and immediately for new interests. The application of the guidance could result in the consolidation of a variable interest entity. As of December 31, 2002, Pipeline has no variable interest entities as defined by FIN 46.

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

RECLASSIFICATIONS

        Certain reclassifications have been made in the 2001 and 2000 financial statements to conform to the 2002 presentation.


                   2. CONTINGENT LIABILITIES AND COMMITMENTS

RATE AND REGULATORY MATTERS

        GENERAL RATE CASE (DOCKET NO. RP93-5) On April 1, 1993, Pipeline began collecting new rates, subject to refund, under its rate case filed October 1, 1992 ("1993 Rate Case"). Pipeline made refunds to customers in June 1998 totaling $27 million, including interest, reflecting the FERC's resolution of all disputed matters in this case. Pipeline and other parties sought judicial review of the FERC's decision concerning rate of return on equity. One party sought judicial review of the inclusion of unpaid accruals in rate base. In July 1998, the FERC issued orders concerning its rate of return on equity policy in rate proceedings of other pipelines adopting a formula that gives less weight to the long-term growth component. In April 1999, the Court of Appeals for the D.C. Circuit remanded the 1993 Rate Case to the FERC for application of its revised rate of return on equity policy. On July 14, 1999, the FERC issued an order requiring Pipeline to: (a) submit a surcharge plan to the FERC, (b) recalculate rates consistent with the new weighting formula favoring short term growth, and
(c) address in a remand hearing the appropriate source for Gross Domestic Product ("GDP") growth data. The new weighting formula generally results in a higher authorized rate of return on equity. Pipeline and its customers resolved by settlement those issues relating to long term GDP growth. In February 2000, the FERC approved the long-term growth settlement and issued an order related to return on equity issues requiring Pipeline to incorporate the effects of the settlement and to calculate its allowed rate of return on equity consistent with the recently announced policy changes in other proceedings. As a part of this recalculation of allowed return on equity, the FERC provided that Pipeline must use the median instead of the midpoint of the various results of Discounted Cash Flow ("DCF") analysis for a proxy group. This resulted in a 13.67 percent return on equity for Pipeline. On April 3, 2000, Pipeline made the necessary compliance filings to implement the FERC's decision including the establishment of surcharges in order to recollect moneys that shippers owe Pipeline for these corrective actions. On July 14, 2000, the FERC issued an order denying customer rehearing requests and approving Pipeline's compliance filing. The order reaffirmed Pipeline's right to use the median result from the DCF proxy group analysis. Some of Pipeline's customers sought judicial review concerning the FERC's orders with respect to return on equity issues. On July 13, 2001, the D.C. Circuit issued its decision affirming the FERC's earlier rulings on various rate base, accounting, and risk issues, but remanding the case to the FERC to allow the FERC to set forth more clearly its rationale for allowing Pipeline to utilize the median result of the DCF proxy group analysis. On June 12, 2002, the FERC issued an Order on Remand reaffirming its decision to utilize the median of the proxy companies in setting Pipeline's return on equity. No requests for rehearing were filed in response to the June 12, 2002 order. This decision effectively brought the 1993 Rate Case to its conclusion.

        GENERAL RATE CASE (DOCKET NO. RP95-409) On February 1, 1996, Pipeline began collecting new rates, subject to refund, under the provisions of its rate case filed August 1, 1995 ("1995 Rate Case"). During the first quarter of 1998, the Administrative Law Judge ("ALJ") issued an Initial Decision. The ALJ found that the facts of this case continue to support Pipeline's capital structure of 55 percent equity and 45 percent debt. The ALJ also determined that Pipeline fits within the average risk range for determining pipeline return on equity and allowed a return on equity of 11.2 percent. On June 1, 1999, the FERC issued its order affirming many aspects of the ALJ's initial decision, but finding that the return on equity issue should be resolved by using the FERC's new policy concerning rate of return determinations. This resulted in an allowed return on equity of 12.22 percent. On September 29, 2000, the FERC issued its Order on Rehearing, which, for the most part, reaffirmed the FERC's earlier June 1, 1999 decision. Pipeline made a compliance filing on October 16, 2000. On July 11, 2001, the FERC issued an Order accepting Pipeline's compliance filings, subject to Pipeline making some minor rate related changes relating to billing determinants and cost of service recovery for facilities subject to reimbursement agreements. On August 31, 2001, Pipeline made refunds to customers totaling $43.1 million, including

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

interest. Some shippers filed petitions for review concerning return on equity issues. On October 25, 2002, the United States Court of Appeals for the D. C. Circuit affirmed the FERC's decision in its treatment of return on equity issues. This decision effectively brought the 1995 Rate Case to its conclusion.

        NOTICE OF PROPOSED RULEMAKING (DOCKET NO. RM01-10-000) On September 27, 2001, the FERC issued a Notice of Proposed Rulemaking ("NOPR") proposing to adopt uniform standards of conduct for transmission providers. The proposed rules define transmission providers as interstate natural gas pipelines and public utilities that own, operate or control electric transmission facilities. The proposed standards would regulate the conduct of transmission providers with their energy affiliates. The FERC proposed to define energy affiliates broadly to include any transmission provider affiliate that engages in or is involved in transmission (gas or electric) transactions, or manages or controls transmission capacity, or buys, sells, trades or administers natural gas or electric energy or engages in financial transactions relating to the sale or transmission of natural gas or electricity. Current rules regulate the conduct of Pipeline and its gas marketing affiliates. The FERC's staff analysis of the proposed rulemaking proposed redefining energy affiliates to exclude affiliated transmission providers. If the proposed rules are adopted as proposed, these new standards would require new compliance measures by Pipeline.

        NOTICE OF INQUIRY (DOCKET NO. PL02-6-000) On July 17, 2002, the FERC issued a Notice of Inquiry to seek comments on its negotiated rate policies and practices. The FERC states that it is undertaking a review of the recourse rate as a viable alternative and safeguard against the exercise of market power of interstate gas pipelines, as well as the entire spectrum of issues related to its negotiated rate program. Pipeline has negotiated certain rates under the FERC's existing negotiated rate program, and participated in comments filed in this proceeding by Williams in support of the FERC's existing negotiated rate program.

        NOTICE OF PROPOSED RULEMAKING (DOCKET NO. RM02-14-000) On August 1, 2002, the FERC issued a NOPR that proposes restrictions on various types of cash management programs employed by companies in the energy industry such as Williams and its subsidiaries, including Pipeline. In addition to stricter guidelines regarding the accounting for and documentation of cash management or cash pooling programs, the FERC proposal, if made final, would preclude public utilities, natural gas companies and oil pipeline companies from participating in such programs unless the parent company and its FERC-regulated affiliate maintain investment-grade credit ratings and the FERC-regulated affiliate maintains stockholder's equity of at least 30 percent of total capitalization. Williams' and Pipeline's current credit ratings are not investment grade. Pipeline participated in comments filed in this proceeding on August 28, 2002 by the Interstate Natural Gas Association of America. On September 25, 2002, the FERC convened a technical conference to discuss issues raised in the comments filed by parties in this proceeding.

LEGAL PROCEEDINGS

        In 1998, the United States Department of Justice ("DOJ") informed Williams that Jack Grynberg, an individual, had filed claims in the United States District Court for the District of Colorado under the False Claims Act against Williams and certain of its wholly-owned subsidiaries including Pipeline. Mr. Grynberg had also filed claims against approximately 300 other energy companies and alleged that the defendants violated the False Claims Act in connection with the measurement, royalty valuation and purchase of hydrocarbons. The relief sought was an unspecified amount of royalties allegedly not paid to the federal government, treble damages, a civil penalty, attorneys' fees and costs. On April 9, 1999, the DOJ announced that it was declining to intervene in any of the Grynberg qui tam cases; including the action filed against the Williams entities in the United States District Court for the District of Colorado. On October 21, 1999, the Panel on Multi-District Litigation transferred all of the Grynberg qui tam cases, including those filed against Williams to the United States District Court for the District of Wyoming for pre-trial purposes. On October 9, 2002, the court granted a motion to dismiss Grynberg's royalty valuation claims. Grynberg's measurement claims remain pending against Williams and the other defendants.

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

        On June 8, 2001, fourteen Williams entities, including Pipeline, were named as defendants in a nationwide class action lawsuit which has been pending against other defendants, generally pipeline and gathering companies, for more than one year. The plaintiffs allege that the defendants, including the Williams defendants, have engaged in mismeasurement techniques that distort the heating content of natural gas, resulting in an alleged underpayment of royalties to the class of producer plaintiffs. In September 2001, plaintiffs' counsel voluntarily dismissed two of the fourteen Williams entities named as defendants in the lawsuit. In November 2001, The Williams defendants, along with other coordinating defendants, filed a motion to dismiss on non-jurisdictional grounds. In January 2002, most of the Williams defendants, along with a group of coordinating defendants filed a motion to dismiss for lack of personal jurisdiction. On August 19, 2002, defendants' motion to dismiss on non-jurisdictional grounds was denied. On September 17, 2002, the plaintiffs filed a motion for class certification. The Williams entities joined with other defendants in contesting certification of the plaintiff class and this issue, along with the personal jurisdiction motion, remains pending.

OTHER LEGAL AND REGULATORY MATTERS

        In addition to the foregoing, various other proceedings are pending against Pipeline incidental to its operations.

SUMMARY

        While no assurances may be given, Pipeline does not believe that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, recovery from customers, insurance coverage or other indemnification arrangements, will have a materially adverse effect upon Pipeline's financial position, results of operations, or cash flow requirements.

OTHER COMMITMENTS

        Commitments for construction and acquisition of property, plant and equipment are approximately $354.8 million at December 31, 2002.

                   3. DEBT, FINANCING ARRANGEMENTS AND LEASES

DEBT COVENANTS

        The terms of Pipeline's debt indentures preclude the issuance of mortgage bonds. The indentures contain provisions for the acceleration of repayment or the reset of interest rates under certain conditions. Pipeline's debt indentures also contain restrictions, which, under certain circumstances, limit the issuance of additional debt and restrict the disposal of a major portion of its natural gas pipeline system.

ADJUSTABLE INTEREST RATE NOTES

        On May 15, 2001, under the terms of the note agreement, Pipeline prepaid, without penalty, the outstanding $1.7 million balance of its adjustable rate notes with accrued interest. Prepayment was made from Pipeline's operations and available cash.

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

LONG-TERM DEBT

        Long-term debt consists of the following:

                                                                                         December 31,
                                                                                  --------------------------
                                                                                     2002             2001
                                                                                  ---------        ---------
                                                                                    (Thousands of Dollars)
               6.625%, payable 2007 ......................................        $ 250,000        $ 250,000
               7.125%, payable 2025 ......................................           84,740           84,729
               9%, payable 2003 through 2007 .............................           32,783           32,774
                                                                                  ---------        ---------
                  Total long-term debt ...................................          367,523          367,503

               Less current maturities ...................................            7,500               --
                                                                                  ---------        ---------
                  Total long-term debt, less current maturities ..........        $ 360,023        $ 367,503
                                                                                  =========        =========

        As of December 31, 2002, cumulative sinking fund requirements and other maturities of long-term debt (at face value) for each of the next five years are as follows:

                                                   (Thousands of
                                                      Dollars)
                                                   -------------

                      2003......................      $ 7,500
                      2004......................        7,500
                      2005......................        7,500
                      2006......................        7,500
                      2007......................      252,867
                      Thereafter................       85,000
                                                    ---------
                         Total..................    $ 367,867
                                                    =========


LINE-OF-CREDIT ARRANGEMENTS

         Williams and certain of its subsidiaries, including Pipeline, are parties to a $700 million credit agreement (Credit Agreement), under which Pipeline can borrow up to $400 million to the extent the funds available under the Credit Agreement have not been borrowed by Williams or other subsidiaries. The Credit Agreement expires in July 2005. Interest rates vary with current market conditions based on the base rate of Citibank N.A., federal funds rate or the London Interbank Offered Rate. The Credit Agreement contains restrictions, which limit, under certain circumstances, the issuance of additional debt, the attachment of liens on any assets and any change of ownership of Pipeline. As Williams completes certain asset sales, the commitments from participating banks in the Credit Agreement will be reduced to $400 million, and with further asset sales could be reduced below that amount, but Pipeline will continue to have borrowing capacity up to the lesser of $400 million or the amount that Williams would be able to borrow to the extent the funds available under the Credit Agreement have not been borrowed by Williams or other participating subsidiaries or that otherwise would be required to remain available to Williams. At December 31, 2002, the commitment from participating banks had been reduced to $463 million, the borrowing capacity available to Pipeline was $400 million, and Pipeline had no outstanding borrowings under this agreement. Pipeline's assets have not been pledged to secure any indebtedness of Williams or its other affiliates, either under the Credit Agreement or pursuant to any other credit facility of Williams and its other affiliates.

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

LEASES

        Pipeline's leasing arrangements include mostly premise and equipment leases that are classified as operating leases.

        The major operating lease is a leveraged lease, which became effective during 1982 for Pipeline's headquarters building. The agreement has an initial term of approximately 27 years, with options for consecutive renewal terms of approximately 9 years and 10 years. The major component of the lease payment is set through the initial and first renewal terms of the lease. Various purchase options exist under the building lease, including options involving adverse regulatory developments.

        Pipeline subleases portions of its headquarters building to third parties under agreements with varying terms. Following are the estimated future minimum yearly rental payments required under operating leases, which have initial or remaining noncancelable lease terms in excess of one year:

                                                   (Thousands
                                                   of Dollars)
                                                   -----------

         2003 ..............................        $ 8,806
         2004 ..............................          8,806
         2005 ..............................          8,807
         2006 ..............................          6,354
         2007 ..............................          6,355
         Thereafter ........................         14,120
                                                    -------

                                                    $53,248
         Less: noncancelable
          subleases ........................         11,689
                                                    -------

              Total ........................        $41,559
                                                    =======

        Operating lease rental expense amounted to $5.4 million, $6.1 million and $8.8 million for 2002, 2001 and 2000, respectively.


                           4. EMPLOYEE BENEFIT PLANS

PENSION AND POSTRETIREMENT MEDICAL PLANS

         Pipeline's employees are covered by Williams' non-contributory defined-benefit pension plan and Williams' health care plan that provides postretirement medical benefits to certain retired employees. Contributions for pension and postretirement medical benefits related to Pipeline's participation in these plans were $5.9 million, $2.3 million and $2.8 million in 2002, 2001 and 2000, respectively. These amounts are currently recoverable in Pipeline's rates.

         At December 31, 2002, Pipeline recorded a minimum pension liability of $3.2 million, net of $2.0 million tax, which is included as a component of Pipeline's other comprehensive loss for the year 2002.

DEFINED CONTRIBUTION PLAN

        Pipeline's employees are also covered by various Williams' defined contribution plans. Pipeline's costs related to these plans totaled $2.3 million, $2.1 million and $1.8 million in 2002, 2001 and 2000, respectively.

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

STOCK-BASED COMPENSATION

        Williams has several plans providing for common-stock-based awards to its employees and employees of its subsidiaries. The plans permit the granting of various types of awards including, but not limited to, stock options, stock appreciation rights, restricted stock and deferred stock. Awards may be granted for no consideration other than prior and future services or based on certain financial performance targets being achieved. The purchase price per share for stock options and the grant price for stock appreciation rights may not be less than the market price of the underlying stock on the date of grant. Stock options generally become exercisable in one-third increments each year from the anniversary of the grant or after three or five years, subject to accelerated vesting if certain future stock prices or if specific financial performance targets are achieved. Stock options expire 10 years after grant.

        The following summary reflects stock option activity for Williams common stock attributable to Pipeline and related information for 2002, 2001 and 2000 (options in thousands):

                                                  2002                      2001                     2000
                                         ---------------------     ---------------------     --------------------
                                                      Weighted                  Weighted                 Weighted
                                                       Average                  Average                   Average
                                                      Exercise                  Exercise                 Exercise
                                          Options       Price      Options       Price       Options       Price
                                          -------     --------     -------      --------     -------     --------

Outstanding - beginning of year            1,291       $24.38       1,200       $24.02        1,183       $20.64
Granted                                      527       $ 7.27         159       $38.00          136       $46.04
Exercised                                    (26)      $ 9.59        (112)      $11.82         (131)      $15.01
Forfeited/expired                           (484)      $24.59         (21)      $32.81           (7)      $38.66
Adjustment for WCG spinoff (1)                --           --         111           --           --           --
Employee transfers, in                       594       $25.46          99       $20.50          235       $22.90
Employee transfers, out                     (391)      $22.70        (145)      $23.32         (216)      $23.06
                                           -----                    -----                     -----
Outstanding - end of year                  1,511       $19.40       1,291       $24.38        1,200       $24.02
                                           =====                    =====                     =====
Exercisable at year end                    1,040       $24.45       1,102       $22.58        1,169       $23.66
                                           =====                    =====                     =====

----------
(1) Effective with the spinoff of Williams Communications Group ("WCG") on April 23, 2001, by Williams, the number of unexercised Williams stock options and the exercise price were adjusted to preserve the intrinsic value of the stock options that existed prior to the spinoff.

        The following summary provides information about stock options granted to employees of Pipeline that are outstanding and exercisable at December 31, 2002 (options in thousands):

                                           Stock Options Outstanding           Stock Options Exercisable
                                     --------------------------------------    -------------------------
                                                                 Weighted
                                                                  Average
                                                  Weighted       Remaining                 Weighted
         Range of Exercise                         Average      Contractual                 Average
               Prices                Options   Exercise Price    Life (yrs)    Options   Exercise Price
         -----------------           -------   --------------   -----------    -------   --------------

         $2.27 to $2.58                 340        $ 2.58          9.89            --        $   --
         $6.71 to $15.32                320        $12.38          2.59           320        $12.38
         $15.71 to $42.29               851        $28.76          5.54           720        $29.81
                                     ------                                    ------
                                      1,511        $19.40          5.33         1,040        $24.45
                                     ======                                    ======

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

        The estimated fair value at the date of grant of options for Williams common stock granted in 2002, 2001 and 2000, using the Black-Scholes option-pricing model is as follows:

                                                                              2002           2001           2000
                                                                             ------         ------         ------

         Weighted-average grant date fair value of options for
           Williams common stock granted during the year ............        $ 2.77         $10.93         $15.44
                                                                             ======         ======         ======
         Assumptions
           Dividend yield ...........................................           1.0%           1.9%           1.5%
           Volatility ...............................................            56%            35%            31%
           Risk-free interest rate ..................................           3.6%           4.8%           6.5%
           Expected life (years) ....................................           5.0            5.0            5.0


                                5. INCOME TAXES

        Significant components of the deferred tax liabilities and assets are as follows:

                                                                        December 31,
                                                                  --------------------------

                                                                     2002             2001
                                                                  ---------        ---------
                                                                   (Thousands of Dollars)

            Property, plant and equipment                         $ 155,927        $ 141,637
            Regulatory assets                                         6,223            5,243
            Loss on reacquired debt                                   6,482            7,214
            Other - net                                                 799              648
                                                                  ---------        ---------

            Deferred tax liabilities                                169,431          154,742
                                                                  ---------        ---------

            Regulatory liabilities                                      500              917
            Accrued liabilities                                       6,881            3,834
                                                                  ---------        ---------

            Deferred tax assets                                       7,381            4,751
                                                                  ---------        ---------

            Net deferred tax liabilities                          $ 162,050        $ 149,991
                                                                  =========        =========

            Reflected as:
              Deferred income taxes - current asset               $   2,768        $   3,810
              Deferred income taxes - noncurrent liability          164,818          153,801
                                                                  ---------        ---------

                                                                  $ 162,050        $ 149,991
                                                                  =========        =========

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

        The provision for income taxes includes:

                                                                                Year Ended December 31,
                                                                      ---------------------------------------------
                                                                        2002              2001               2000
                                                                      --------         --------            --------
                                                                             (Thousands of Dollars)

        Current:
           Federal........................................            $ 29,305         $ 33,036            $ 23,150
           State..........................................               3,489            3,933               2,662
                                                                      --------         --------            --------

                                                                        32,794           36,969              25,812
                                                                      --------         --------            --------

        Deferred:
           Federal........................................              14,461            2,827              20,598
           State..........................................               1,495              336               2,452
                                                                      --------         --------            --------

                                                                        15,956            3,163              23,050
                                                                      --------         --------            --------

        Total provision...................................            $ 48,750         $ 40,132            $ 48,862
                                                                      ========         ========            ========

         A reconciliation of the statutory Federal income tax rate to the provision for income taxes is as follows:

                                                                                           Year Ended December 31,
                                                                                 ---------------------------------------------
                                                                                   2002              2001               2000
                                                                                 --------          --------           --------
                                                                                            (Thousands of Dollars)

              Provision at statutory Federal income tax
                rate of 35 percent .......................................       $ 45,283          $ 37,511           $ 45,011
              Increase (decrease) in tax provision resulting from -
                 State income taxes net of Federal tax benefit                      3,240             2,775              3,324
                 Other - net .............................................            227              (154)               527
                                                                                 --------          --------           --------

                    Provision for income taxes ...........................       $ 48,750          $ 40,132           $ 48,862
                                                                                 ========          ========           ========
              Effective tax rate .........................................          37.68%            37.45%             37.99%
                                                                                 ========          ========           ========

        Net cash payments made to Williams for income taxes were $29.7 million, $35.9 million and $26.3 million in 2002, 2001 and 2000, respectively.


                            6. FINANCIAL INSTRUMENTS

DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash, cash equivalents and advances to affiliate - The carrying amounts of these items approximates their fair value.

Long-term debt - The fair value of Pipeline's publicly traded long-term debt is valued using year-end traded market prices. Private debt is valued based on the prices of similar securities with similar terms and credit ratings. Pipeline used the expertise of an outside investment-banking firm to estimate the fair value of long-term debt. The carrying amount and estimated fair value of Pipeline's long term debt,

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

including current maturities, were $368 million and $328 million, respectively, at December 31, 2002, and $368 million and $369 million, respectively, at December 31, 2001.


              7. TRANSACTIONS WITH MAJOR CUSTOMERS AND AFFILIATES

CONCENTRATION OF OFF-BALANCE-SHEET AND OTHER CREDIT RISK

        During the periods presented, more than 10 percent of Pipeline's operating revenues were generated from each of the following customers:

                                                                           Year Ended December 31,
                                                               ---------------------------------------------

                                                                 2002               2001               2000
                                                               -------            -------            -------
                                                                           (Thousands of Dollars)

                 Puget Sound Energy, Inc.                      $42,116            $43,919            $43,368
                 Northwest Natural Gas Co.                      37,815             39,203             40,376

        Pipeline's major customers are located in the Pacific Northwest. As a general policy, collateral is not required for receivables, but customers' financial condition and credit worthiness are regularly evaluated and historical collection losses have been minimal.

        Pipeline, through a wholly-owned bankruptcy remote subsidiary, sold certain trade accounts receivable to a special-purpose entity ("SPE") in a securitization structure requiring annual renewal. Pipeline acted as the servicing agent for the sold receivables. The sale of receivables program expired on July 25, 2002, and on July 26, 2002, Pipeline completed the repurchase of $15 million of trade accounts receivable previously sold. For 2002, cash inflows from the SPE were approximately $112 million. The sales of these receivables resulted in a net charge to results of operations of approximately $.2 million and $.7 million in 2002 and 2001, respectively.

RELATED PARTY TRANSACTIONS

        As a subsidiary of Williams, Pipeline engages in transactions with Williams and other Williams subsidiaries characteristic of group operations. As a participant in Williams' cash management program, Pipeline makes advances to and receives advances from Williams through Pipeline's parent company, WGP. The advances are represented by demand notes. The interest rate on intercompany demand notes is LIBOR on the first day of the month plus an applicable margin based on Pipeline's current Standard and Poor's credit rating. Pipeline received interest income from advances to these affiliates of $1.6 million, $3.1 million, and $3.4 million during 2002, 2001 and 2000, respectively.

        Williams' corporate overhead expenses allocated to Pipeline were $9.7 million, $6.9 million and $4.5 million for 2002, 2001 and 2000, respectively. Such expenses have been allocated to Pipeline by Williams primarily based on the Modified Massachusetts formula, which is a FERC approved method utilizing a combination of net revenues, gross payroll and gross plant for the allocation base. In addition, Williams or an affiliate has provided executive, data processing, legal, aviation, accounting, internal audit and other administrative services to Pipeline on a direct charge basis, which totaled $4.6 million, $5.0 million and $4.8 million for 2002, 2001 and 2000, respectively.

        During the periods presented, Pipeline's revenues include transportation and exchange transactions with subsidiaries of Williams. Combined revenues for these activities totaled $2.2 million, $1.8 million and $1.2 million for 2002, 2001 and 2000, respectively.

        Pipeline has entered into various other transactions with certain related parties, the amounts of which were not significant. These transactions and the above-described transactions are made on the basis of commercial relationships and prevailing market prices or general industry practices.

        We have also entered into an interconnect agreement and an operation balance agreement, each in connection with the Georgia Strait Crossing project, with an affiliate of Williams.

                         NORTHWEST PIPELINE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

                      8. QUARTERLY INFORMATION (UNAUDITED)

         The following is a summary of unaudited quarterly financial data for 2002 and 2001:

                                                                           Quarter of 2002
                                                       ------------------------------------------------------------

                                                         First           Second           Third             Fourth
                                                       --------         --------         --------          --------
                                                                       (Thousands of Dollars)

Operating revenues............................         $ 71,617         $ 73,228         $ 73,042          $ 79,704
Operating income..............................           34,034           31,645           37,987            40,968
Net income....................................           18,377           16,683           22,211            23,360


                                                                           Quarter of 2001
                                                       ------------------------------------------------------------
                                                         First           Second           Third             Fourth
                                                       --------         --------         --------          --------
                                                                       (Thousands of Dollars)

Operating revenues............................         $ 71,198         $ 71,881         $ 69,624          $ 72,468
Operating income..............................           34,437           35,532           33,824            31,626
Net income....................................           17,532           18,135           15,584            15,790


                         9. SUBSEQUENT EVENT (UNAUDITED)

        On February 20, 2003, Pipeline announced that it is planning an offering of $150 million of senior notes due 2010 to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933. Pipeline intends to use the proceeds for general corporate purposes, including the funding of capital expenditures.